EXHIBIT 19.1
ENOVIX CORPORATION
AMENDED AND RESTATED INSIDER TRADING POLICY
APPROVED BY THE BOARD OF DIRECTORS ON JULY 14, 2021
LAST AMENDED AND RESTATED ON AUGUST 6, 2025

INTRODUCTION
This policy determines acceptable transactions in the securities of Enovix Corporation (the “Company” or “Enovix”) by our employees, directors and consultants (“team members”). During the course of your employment, directorship or consultancy with the Company, you may receive important information that is not yet publicly available (“material nonpublic information” or “MNPI”), about the Company or about other publicly-traded companies with which the Company has business dealings. Because of your access to this material non-public information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly- traded company, or to disclose such information to a third party who does so profit (a “tippee”).
INSIDER TRADING POLICY
Securities Transactions
Use of material non-public information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.
Material Non-public Information
As a practical matter, it is sometimes difficult to determine whether you possess material non- public information. The key to determining whether nonpublic information you possess about a public company is material non-public information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess material non-public information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This policy also applies to all family members and other household members of those covered by this policy and all companies controlled by those covered by this policy. You may never recommend to another person that he or she buy, hold or sell our stock. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the material non-public information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

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You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the Internet concerning the activities of Enovix or other companies with which Enovix does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the Company’s Chief Financial Officer (the “CFO”) or the Company’s Chief Legal Officer (the “CLO” and together with the CFO, the “Compliance Officers”).
Although by no means an all-inclusive list, information about the following items may be considered to be material non-public information until it is publicly disseminated:
(a)financial results or forecasts;
(b)major new products or processes;
(c)acquisitions or dispositions of assets, divisions, companies, etc.;
(d)pending public or private sales of debt or equity securities;
(e)declaration of stock splits, dividends or changes in dividend policy;
(f)major contract awards or cancellations;
(g)top management or control changes;
(h)possible tender offers or proxy fights;
(i)significant write-offs;
(j)significant litigation;
(k)impending bankruptcy;
(l)gain or loss of a significant license agreement or other contracts with customers or suppliers;
(m)pricing changes or discount policies;
(n)corporate partner relationships; and
(o)notice of issuance of patents.
For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of material non-public information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.
STOCK TRADING BY TEAM MEMBERS
We require that all officers and directors of the Company, the employees of the finance and legal departments, and such other employees and consultants of the Company that the Compliance Officer may designate from time to time based on their access to sensitive information of the Company (“Designated Personnel”). In addition, Specified Personnel (as defined below) are required to notify, and receive approval from, a Compliance Officer prior to engaging in transactions in the Company’s stock and observe other
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restrictions designed to minimize the risk of apparent or actual insider trading. Generally, any entities or family members or others whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions. Persons subject to this policy are reminded that although this policy is not applicable to third-parties such as investment funds and partnerships engaged in the investment of securities in the ordinary course of business that such person may be deemed to control or influence, federal securities laws prohibiting insider trading remain applicable, and such persons are advised to seek separate counsel if the trading activities of such third-party would, if this policy were applicable, otherwise violate this policy. “Specified Personnel” shall be defined to mean all Enovix directors and officers.
To limit the likelihood of trading when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. In addition, to comply with applicable legal requirements, the Company may also institute blackout periods that prevent directors and officers or others who have sensitive Company information from trading in Company securities at a time when the trading window may otherwise be open to team members.
It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this policy.
Quarterly Blackout Periods
Generally, except as set forth in this policy, directors, executive officers, employees of the finance and legal departments, and certain other employees and consultants identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods will generally begin at the end of the day that is 10th calendar day prior to the end of each fiscal quarter and end at the start of the second full trading day following the date of public disclosure of the financial results for the previous fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
The categories of individuals subject to quarterly blackout periods are listed on APPENDIX B. From time to time, the Company may identify other persons who should be subject to quarterly blackout periods, and a Compliance Officer may update and revise APPENDIX B as appropriate or otherwise send written confirmation that a team member is subject to a quarterly blackout period.
A director, employee or consultant who believes that special circumstances require him or her to trade during a blackout period should consult with a Compliance Officer who will consult with the Company’s outside counsel. Permission to trade during a blackout period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.
Special Blackout Periods
From time to time, the Company may also prohibit directors, officers, employees and other personnel from engaging in transactions involving the Company’s securities when, in the judgment of a Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the
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Company may impose a special blackout period in anticipation of announcing a significant transaction, financing or business development. However, special blackout periods may be declared for any reason.
The Company will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by a Compliance Officer, and should not disclose to others the fact of such suspension of trading.
Regulation BTR Blackouts
Directors and executive officers may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive officer from engaging in certain transactions involving Company securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company has provided, or will provide, separate memoranda and other appropriate materials to its directors and executive officers regarding compliance with Regulation BTR.
The Company will notify directors and officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this policy.
No “Safe Harbors”
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this policy.
Exceptions to blackout periods
1.ESPP/Option Exercises. Employees who are eligible to do so may purchase stock under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period. Team members may exercise options for cash granted under the Company’s stock option plans without restriction to any particular period. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options or pursuant to the ESPP is subject to all provisions of this policy.
2. 10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director or executive officer or other member of management that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was adopted and acted on in good faith, in compliance with the requirements of Rule 10b5-1, (ii) the Trading Plan was adopted at the time when such individual was not in possession of material non-public information about the Company and the Company had not imposed any trading blackout period, and (iii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy, the Company’s 10b5-1 Trading Plan Guidelines, as may be amended and restated
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from time to time, and the securities laws. The Company must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan.
Pre-Clearance and Advance Notice of Transactions
In addition to the requirements of above, directors and executive officers may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge, hedge or other transfer of beneficial ownership. Officers and directors must first submit the form attached hereto as APPENDIX A to a Compliance Officer and obtain pre-clearance of the transaction from a Compliance Officer at least two business days in advance of the proposed transaction. A Compliance Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.
Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to a Compliance Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan shall also be given to a Compliance Officer. Upon completion of any transaction, the directors, employees or consultants must immediately notify the Compliance Coordinator and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.
Margin Accounts and Pledges
No Covered Insider may engage margin accounts or pledges with respect to Enovix’s stock at any time.
Notwithstanding the previous sentence, a Compliance Officer (with the approval of a majority of the disinterested directors on the Company’s Audit Committee or the Board of Directors) may permit a Covered Insider to use their Company securities as collateral to securitize a bona fide loan or to secure a margin account with a financial institution (for instance, when the Covered Insider clearly demonstrates the financial ability to pay back the loan or fulfill margin calls). However, if such collateral securities ultimately become the subject of a foreclosure sale or a sale by the financial institution, that sale, even though not initiated at the request of the Covered Insider, may still be considered a sale for their benefit. If such sale is made at a time when the Covered Insider was aware of material nonpublic information or otherwise are not permitted to trade in Company securities, it may result in inadvertent insider trading violations, Section 16 violations, violations of this Policy, and unfavorable publicity for such Covered Insider and the Company. For these reasons, Covered Insiders should exercise caution when using Company securities as collateral to securitize a bona fide loan or to secure a margin account.
Prohibition of Speculative or Short-term Trading
No Covered Insider may engage in short sales, transactions in put or call options, hedging transactions, or other inherently speculative transactions with respect to the Company’s stock at any time. This paragraph shall not be deemed to restrict activities permitted under the header titled “Margin Accounts and Pledges” above. Waivers of or exceptions to the restrictions set forth in this paragraph shall require the approval of the Board of Directors or the Audit Committee.
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Short-Swing Trading/Control Stock/Section 16 Reports
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
DURATION OF POLICY’S APPLICABILITY
This policy continues to apply to your transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company even after your employment, directorship or consultancy with the Company has terminated. If you are in possession of material non- public information when your relationship with the Company concludes, you may not trade in the Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material.
PENALTIES
Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of material non-public information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company. An employee, director or consultant who has questions about this policy should contact their own attorney or the Company’s Chief Legal Officer at legal@enovix.com. Please also see Frequently Asked Questions attached hereto as EXHIBIT A.
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EXHIBIT A
FREQUENTLY ASKED QUESTIONS
1.What is insider trading?
A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material, nonpublic information. Insider trading also includes trading in options (puts and calls) the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material, nonpublic information and you trade, you have broken the law.
2.Why is insider trading illegal?
A: If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.
3.What is material, nonpublic information?
A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond or other security. This could mean many things – financial results, potential mergers, major contracts, etc. Information is nonpublic if it has not yet been released and disseminated to the public.
4.Who can be guilty of insider trading?
A: Anyone who buys or sells a security while in possession of material, nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at Enovix– if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading.
5.Does Enovix have an insider trading policy?
A: Yes.
6.What if I work in a foreign office?
A: There is no difference. The policy and law applies to you. Because our common stock trades on a United States securities exchange, the insider trading laws of the U.S. apply. The U.S. Securities and Exchange Commission (the SEC) (a U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (FINRA) (a private regulator that oversees U.S. exchanges) routinely investigate trading in a company’s securities conducted by internationally-based individuals and firms. In addition, as an Enovix employee, our policies apply to you no matter where in the world you work.
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7.What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?
A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee”. If the tippee buys or sells based on that material, nonpublic information, you might still be guilty of insider trading.
In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material, non- public information about Enovix with anyone outside Enovix, including spouses, family members, friends, or business associates. This includes anonymous discussion on the Internet about Enovix or companies with which Enovix does business.
8.What if I don’t tell them the information itself, I just tell them whether they should buy or sell?
A: That is still tipping, and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.
9.What are the penalties if I trade on material non-public information, or tip off someone else?
A: Anyone found liable in a civil case for trading on material non-public information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping material non-public information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.
10.What is “loss avoided”?
A: If you sell a common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
11.Am I restricted from trading securities of any companies except Enovix (for example a customer or competitor of Enovix)?
A: Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at Enovix, you sometimes obtain sensitive, material information about other companies and their business dealings with Enovix.
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12.So if I do not trade Enovix securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are stricter than the law requires, so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.
13.If I am aware of new product or service developments that have not been announced to the public, do I possess material non-public information?
A: In most circumstances, Enovix does not consider new product and service developments to be material information that would require the closing of the trading window with respect to those individuals that are aware of these developments. However, there are circumstances where a new product or service in development or issues with respect to current or past products or services could be so significant that it constitutes material non-public information. In these circumstances, you will be notified by email if the trading window is closed for you.
14.So when can I buy or sell my Enovix securities?
A: According to our policies, if you have material, nonpublic information, you may not buy or sell our common stock until the third trading day after that information is released or announced to the public. At that point, the information is considered public. Even if you do not have material, nonpublic information, you may not trade in our common stock during any trading “blackout” period. (A list of current blackout periods can be obtained from the Company’s Chief Legal Officer and additional trading blackout periods may be announced by email.)
15.If I have an open order to buy or sell Enovix securities on the date the trading window closes, my broker will cancel the open order and won’t execute the trade, right?
A: No. If you have any open orders at the time the trading window closes, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.
16.Am I allowed to trade derivative securities of Enovix? Or, short Enovix common stock?
A: No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly-traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.
“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options”. These are different from employee stock options, which are not derivative securities.
“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.
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17.Why does Enovix prohibit trading in derivative securities and short selling?
A: Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we have decided to prohibit employees from such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.
18.Can I purchase Enovix securities on margin or hold them in a margin account?
A: Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.
“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.
19.Why does Enovix prohibit me from purchasing Enovix securities on margin or holding them in a margin account?
A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin call were called at a time when you had insider information and you could not or did not supply other collateral, you and Enovix could be subject to litigation based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.
20.Can I exercise stock options during a trading blackout period or when I possess material nonpublic information?
A: Yes. You may exercise the option and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a trading blackout period or any time that you have material, nonpublic information. Also note that if you choose to exercise and hold the shares, you will be responsible at that time for any taxes due.
21.For Designated Personnel: Am I subject to the trading blackout period if I am no longer an employee of Enovix?
A: It depends. If you are Designated Personnel and your employment with Enovix ends on a day when the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with Enovix ends on a day when the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave Enovix, you should not trade in Enovix securities if you possess material non-public information. That restriction stays with you as long as the information you possess is material and not released by Enovix.
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22.What if I purchased publicly-traded options or other derivative securities before I became an Enovix Designated Personnel?
A: The same rules apply as for employee stock options. You may exercise the publicly-traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material, nonpublic information. When you become Enovix Designated Personnel you must report to our Chief Legal Officer that you hold such publicly traded options or other derivative securities.
23.May I own shares of a mutual fund that invests in Enovix?
A: Yes.
24.Are mutual fund shares holding Enovix subject to the trading blackout periods?
A: No. You may trade in mutual funds holding our common stock at any time.
25.May I use a “routine trading program” or “10b5-1 plan”?
A: Yes, subject to the requirements discussed in our Insider Trading Policy and 10b5-1 Trading Plan Guidelines. A routine trading program, also known as a 10b5-1 plan, allows Designated Personnel to set up a highly structured program with your stock broker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact our Chief Legal Officer for approval.
26.What happens if I violate our insider trading policy?
A: Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination of your employment or other relationship with Enovix. In addition, you may be subject to criminal and civil enforcement actions by the government.
27.Who should I contact if I have questions about our insider trading policy?
A: You should contact the Company’s Chief Legal Officer at legal@enovix.com.
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APPENDIX A
ENOVIX CORPORATION
INSIDER TRADING POLICY
PRE-CLEARANCE CHECKLIST AND CERTIFICATION

Name of Person Proposing to Trade:

Purchase or Sale:

Maximum Number of Shares:

Date Trading will be Completed By:
☐ Compliant with Insider Trading Policy (e.g., during an open window). I will ensure my trade is made during an open window and is in compliance with the Insider Trading Policy.
☐ Rule 10b-5 concerns. I am aware that trading is prohibited when I am in possession of any material nonpublic information regarding Enovix Corporation that has not been adequately disclosed to the public. I have discussed with a Compliance Officer any information known to me that I believe may be material or that I have any questions about whether it is material.
I am not trading on the basis of any material nonpublic information. If I become aware of any nonpublic material information, or the trading window closes, I will cease trading immediately (which may include cancelling an open order).

Signature of Person Proposing to Trade

Date

Print Name of Person Proposing to Trade

Signature of Compliance Officer

Date
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APPENDIX B
DESIGNATED PERSONNEL
SUBJECT TO QUARTERLY TRADING BLACKOUT PERIODS

•All Officers and Directors
•Designated Employees and Consultants
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APPENDIX C
DRAFT BLACKOUT PERIODS

Note: The company’s fiscal year-end is December 31; however, quarterly blackout periods are dependent on (i) the fiscal quarter-end dates (which may vary slightly from March 31, June 30, September 30 and December 31), and the date on which the company publishes financial results for the period (which date is announced ahead of time by press release).

Start Date	End Date	Blackout Period	Trading Window
End of the 10th calendar day prior to end of Q4	Second full trading day after filing of year-end financial results	X
Second full trading day after filing of year-end financial results	End of 10th calendar day prior to the end of Q1		X
End of the 10th calendar day prior to end of Q1	Second full trading day after filing of Q1 financial results	X
Second full trading day after filing of Q1 financial results	End of the 10th calendar day prior to the end of Q2		X
End of the 10th calendar day prior to end of Q2	Second full trading day after filing of second quarter financial results	X
Second full trading day after filing of second quarter financial results	End of the 10th calendar day prior to the end of Q3		X
End of the 10th calendar day prior to the end of Q3	Second full trading day after filing of Q3 financial results	X
Second full trading day after filing of Q3 financial results	End of the 10th calendar day prior to the end of Q4		X
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